Exhibit 5.1

                            HOGAN & HARTSON, L.L.P.
                                Columbia Square
                          555 Thirteenth Street, N.W.
                          Washington, D.C. 20004-1109
                                 (202) 637-5600
                                 (202) 637-5910


                                         August 11, 1997



BY EDGAR

Board of Directors
CarrAmerica Realty Corporation
1700 Pennsylvania Avenue, N.W.
Washington, D.C.  20006

Ladies and Gentlemen:

     We are acting as counsel to CarrAmerica Realty Corporation, a Maryland corporation (the "Company"), in connection with its registration statement on Form S-3 (SEC File No. 333-22353) (the "Registration Statement") previously declared effective by the Securities and Exchange Commission relating to the proposed public offering of securities of the Company that may be offered and sold by the Company from time to time as set forth in the prospectus which forms a part of the Registration Statement (the "Prospectus"), and as to be set forth in one or more supplements to the Prospectus (each, a "Prospectus Supplement"). This opinion letter is rendered in connection with the proposed public offering of up to 8,050,000 shares of Series B Cumulative Redeemable Preferred Stock, par value $.01 per share (the "Shares"), of the Company, as described in a Prospectus Supplement dated August 7, 1997. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. ss. 229.601(b)(5), in connection with the Registration Statement.

     For purposes of this opinion letter, we have examined copies of the following documents:

     1.   An executed copy of the Registration Statement.

     2. The Articles of Amendment and Restatement of Articles of Incorporation of the Company, as amended, as certified by the State Department of Assessments and Taxation of the State of Maryland (the "Department") on June 26, 1997 and by the Assistant Secretary of the Company on the date hereof as then being complete, accurate and in effect (the "Articles Supplementary").

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Board of Directors
CarrAmerica Realty Corporation
August 11, 1997
Page 2


     3. The Articles Supplementary of the Series B Cumulative Redeemable Preferred Stock of the Company, as filed with the Department on August 11, 1997 and as certified by the Assistant Secretary of the Company on the date hereof as then being complete, accurate and in effect.

     4. The Second Amendment and Restatement of Bylaws of the Company, as certified by the Assistant Secretary of the Company on the date hereof as then being complete, accurate and in effect.

     5. Executed copies of the Underwriting Agreement dated August 7, 1997 among the Company, CarrAmerica Realty, L.P. and the several Underwriters named therein (the "Underwriting Agreement"), and the Terms Agreement dated August 7, 1997 among the Company and the several Underwriters named therein (the "Terms Agreement").

     6. Resolutions of the Board of Directors of the Company adopted on August 7, 1997, as certified by the Assistant Secretary of the Company on the date hereof as then being complete, accurate and in effect, relating to the issuance and sale of the Shares and arrangements in connection therewith.

     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us, and the conformity with the original documents of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

     This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Maryland. We express no opinion herein as to any other laws, statutes, regulations or ordinances.

     Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) acceptance and recordation of the Articles Supplementary by the Department, (ii) issuance of the Shares pursuant to the terms of the Underwriting Agreement, and (iii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors and as set forth in the Terms Agreement, the Shares will be legally issued, fully paid and nonassessable under the General Corporation Law of the State of Maryland.

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Board of Directors
CarrAmerica Realty Corporation
August 11, 1997
Page 3


     We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely in connection with the filing by the Company of a Current Report on Form 8-K on the date of this opinion letter, which Form 8-K will be incorporated by reference into the Registration Statement. This opinion letter should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

     We hereby consent to the filing of this opinion letter as an exhibit to the Form 8-K and to the reference to this firm under the caption "Legal Matters" in the Prospectus dated August 5, 1997, and in the Prospectus Supplement dated August 7, 1997, each of which constitutes a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                        Very truly yours,

                                        /s/ HOGAN & HARTSON, L.L.P.
                                        ---------------------------
                                        Hogan & Hartson, L.L.P.